Exhibit 23(o)

                     FORM OF LEGG MASON TAX-FREE INCOME FUND
                   MULTIPLE CLASS PLAN PURSUANT TO RULE 18F-3

         Legg Mason Tax-Free Income Fund hereby adopts this Multiple Class Plan pursuant to Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), on behalf of its current operating series, Legg Mason Tax-Free Intermediate-Term Income Trust, Legg Mason Maryland Tax-Free Income Trust and Legg Mason Pennsylvania Tax-Free Income Trust, and any series that may be established in the future (referred to hereinafter collectively as the "Funds" and individually as a "Fund").


A.       GENERAL DESCRIPTION OF CLASSES THAT ARE OFFERED:
         -----------------------------------------------

         1. PRIMARY CLASS SHARES. A sales charge of 2.00% of the public offering price of Legg Mason Tax-Free Intermediate shares is imposed on the sale of Primary Class shares of that Fund. A sales charge of 2.75% of the public offering price of Legg Mason Maryland Tax-Free Income Trust shares is imposed on the sale of Primary Class shares of that Fund. A sales charge of 2.75% of the public offering price of Legg Mason Pennsylvania Tax-Free Income Trust shares is imposed on the sale of Primary Class shares of that Fund. These charges may be reduced according to a schedule set forth in the prospectus or in conjunction with certain purchase plans described in the prospectus or statement of additional information. They do not apply to the reinvestment of distributions. The distributor may waive the collection of such charges from time to time.

         Primary Class shares of each Fund are offered and sold without imposition of a contingent deferred sales charge.

         Primary Class shares of each Fund are available to all investors except those qualified to purchase Navigator Class shares.


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Multiple Class Plan
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         Primary  Class  shares of each Fund are  subject to annual  service and distribution fees, each in the amount of 0.125% of the average daily net assets of the Primary Class shares of that Fund under a plan of distribution adopted pursuant to Rule 12b-1 under the 1940 Act.

         2. NAVIGATOR CLASS SHARES. Navigator Class shares are offered and sold without imposition of an initial sales charge or a contingent deferred sales charge and are not subject to any service or distribution fees.

         Navigator  Class shares of each Fund are available  for purchase  only:
(i) by institutional clients of the Fairfield Group, Inc. ("Fairfield") for investment of their own funds and funds for which they act in a fiduciary capacity; (ii) by clients of Legg Mason Trust Company ("Trust Company") for which Trust Company exercises discretionary investment management responsibility; (iii) by qualified retirement plans managed on a discretionary basis and having net assets of at least $200 million; (iv) by the Legg Mason Profit Sharing Plan and Trust; and (v) by ERISA clients of Bartlett & Co. that were shareholders of Bartlett Short Term Bond Fund or Bartlett Fixed Income Fund on December 19, 1996. Navigator Class shares are also available for purchase by exchange, as described below.


B.       EXPENSE ALLOCATIONS OF EACH CLASS:
         ---------------------------------

         Certain expenses may be attributable to a particular Class of shares of each Fund ("Class Expenses"). Class Expenses are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class.

         In addition to the distribution and service fees described above, each Class may also pay a different amount of the transfer agency fees identified as being attributable to a specific Class. All other expenses are allocated between the Classes on the basis of their relative net assets.


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Multiple Class Plan
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C.       EXCHANGE PRIVILEGES:
         -------------------

         Primary Class and Navigator Class shares of each Fund may be exchanged for shares of the corresponding Class of other Legg Mason funds, or may be acquired through an exchange of shares of the corresponding Class of other Legg Mason funds.

         Legg Mason U.S. Government Money Market Portfolio, Legg Mason Cash Reserve Trust and Legg Mason Tax Exempt Trust (collectively referred to as "Legg Mason Money Market Funds") currently offer only one class of shares. So long as a Legg Mason Money Market Fund offers only a single class of shares, Primary Class and Navigator Class shares of each Fund may be exchanged for shares of that Legg Mason Money Market Fund, or may be acquired through an exchange of shares of that Money Market Fund.

         These exchange privileges may be modified or terminated by a Fund in certain instances, and exchanges may be made only into funds that are legally available for sale in the investor's state of residence.


D.       CLASS DESIGNATION:
         -----------------

         Subject to approval by the Board of Directors, a Fund may alter the nomenclature for the designations of one or more of its Classes of shares.


E.       ADDITIONAL INFORMATION:
         ----------------------

         This Multiple Class Plan is qualified by and subject to the terms of the then current prospectus for the applicable Classes; provided, however, that none of the terms set forth in any such prospectus shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus for each Fund contains additional information about the Classes and each Fund's multiple class structure.


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Legg Mason Tax-Free Income Fund
Multiple Class Plan
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F.       DATE OF EFFECTIVENESS:
         ---------------------

         This Multiple Class Plan is effective on July 31, 1997.



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